Exhibit 5.1

February 14, 2014

Parametric Sound Corporation

13771 Danielson Street, Suite L

Poway, California 92064

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Parametric Sound Corporation, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended, of up to(a) 3,950,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) of the Company to be offered and sold under the Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (the “2013 Plan”), comprised of (i) 1,326,887 shares of Common Stock that are subject to outstanding awards under the Company’s 2010 Stock Option Plan (the “2010 Plan”) and the Company’s 2012 Stock Option Plan, as amended (the “2012 Plan,” together with the 2010 Plan, the “Prior Plans”) that will become available for issuance under the 2013 Plan if such awards under the Prior Plans are forfeited or otherwise terminate, (ii) 373,113 shares of Common Stock that were previously registered and available for grant under the Prior Plans but were not subject to outstanding awards and are now available for grant under the 2013 Plan, and (iii) 2,250,000 shares not previously registered and available for issuance under the 2013 Plan, and (b) 3,960,783 shares of Common Stock issuable in connection with the stock options granted under the VTB Holdings, Inc. 2011 Equity Incentive Plan (the “VTBH Plan”) that were assumed by the Company on January 15, 2014 (the “Assumed Shares,” and together with the Shares, the “S-8 Shares”), pursuant to that certain Agreement and Plan of Merger, by and among the Company, Paris Acquisition Corp. and VTB Holdings, Inc. (“VTBH”), dated as of August 5, 2013 (the “Merger Agreement”).

We have examined the Registration Statement, the 2013 Plan, the Prior Plans, the VTBH Plan, the Merger Agreement, the Company’s Articles of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity of originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any jurisdiction other than Nevada.

Based upon our examination, subject to the assumptions stated above and relying on the statements in the documents we have examined, we are of the opinion that:

The S-8 Shares, when issued in accordance with the terms of the 2013 Plan or Merger Agreement, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

It is understood that this opinion is to be used only in connection with the offer of the S-8 Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Snell & Wilmer L.L.P.
Snell & Wilmer L.L.P.